Exhibit 99.1

St. Jude Medical Elects John W. Brown to Board of Directors

ST.  PAUL, MN, August 4, 2005 — St. Jude Medical, Inc. (NYSE:STJ) today announced the election of John W. Brown to a newly-created position on its Board of Directors, effective immediately. Mr. Brown is Chairman of the Board of Stryker Corp., a worldwide leader in orthopaedic medical devices, and served as Chief Executive Officer of Stryker from 1977 to January 1, 2005.

“We are extremely pleased to have John Brown join the St. Jude Medical Board of Directors,” said Dan Starks, Chairman, President and Chief Executive Officer of St. Jude Medical. “John is one of the most well-respected medical device executives in the industry and his insight and experience will be a terrific addition to the St. Jude Medical Board. We welcome John and look forward to his contributions.”

St.  Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.